As filed with the Securities and Exchange Commission on May 26, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TERADYNE, INC.

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	04-2272148
(State of Incorporation)	(I.R.S. Employer Identification No.)

321 Harrison Avenue

Boston, MA 02118

(Address of Principal Executive Office including Zip Code)

TERADYNE, INC. 2006 EQUITY AND CASH COMPENSATION INCENTIVE PLAN

(Full Title of the Plan)

Eileen Casal, Esq. Vice President, General Counsel and Secretary Teradyne, Inc. 321 Harrison Avenue Boston, Massachusetts 02118	Copy to: William B. Asher, Esq. Choate, Hall & Stewart LLP Two International Place Boston, Massachusetts 02110 (617) 248-5000

(Name, Address, Including Zip Code, and Telephone Number,

Including Area Code for Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount of Shares to be Registered	Proposed Maximum Offering Price Per Share (2)	Maximum Amount of Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, $0.125 par value per share, reserved for issuance under the Teradyne, Inc. 2006 Equity and Cash Compensation Incentive Plan	12,000,000	$14.52	$174,240,000	$18,644
Common Share Purchase Rights(4)	—	$—	$—	$—

(1)	This registration statement shall also cover any additional shares of Common Stock which become issuable under the Teradyne, Inc. 2006 Equity and Cash Compensation Incentive Plan, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock of Teradyne, Inc.

(2)	Estimated on the basis of the average of the high and low prices of Teradyne, Inc. Common Stock reported on the New York Stock Exchange for May 25, 2006 in accordance with Rule 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee.

(3)	Calculated pursuant to Section 6(b) of the Securities Act.

(4)	Pursuant to the Teradyne Inc. Rights Agreement, one common share purchase right (each a “Right”) is deemed to be delivered with each share of Common Stock issued by Teradyne, Inc. The Rights currently are not separately transferable apart from the Common Stock, nor are they exercisable until the occurrence of certain events. Accordingly, no independent value has been attributed to the Rights.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

We have filed the following documents with the Securities and Exchange Commission which are hereby incorporated by reference in this Registration Statement:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2005 (including items incorporated by reference from our Proxy Statement pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) for our 2006 Annual Meeting of Shareholders);

2.	Our Quarterly Report on Form 10-Q for the quarter ended April 2, 2006;

3.	Our Current Reports on Form 8-K filed on January 18, January 30 and April 19, 2006; and

4.	The section entitled “Description of Registrant’s Securities to be Registered” contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act on April 10, 1979;

5.	The section entitled “Description of Registrant’s Securities to be Registered” contained in Amendment No. 1 to our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act on November 29, 2000; and

6.	All documents filed by us with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be part of this Registration Statement from the date of the filing of such documents.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Section 8.51 of Chapter 156D of the General Laws of The Commonwealth of Massachusetts, the Massachusetts Business Corporation Act, authorizes a Massachusetts corporation to indemnify an individual who is a party to a proceeding because he is a director against liability incurred in the proceeding if (1)(a) he conducted himself in good faith, (b) he reasonably believed that his conduct was in the best interest of the corporation or that his conduct was at least not opposed to the best interests of the corporation, and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful or (2) he engaged in conduct for which he shall not be liable under an authorized provision of the corporation’s articles of organization. Section 8.56 of the Massachusetts Business Corporation Act authorizes a corporation to indemnify an officer of the corporation who is a party to a proceeding because he is an officer of the corporation to the same extent as a director and, if he is an officer but not a director, to such further extent as may be provided by the articles of organization, bylaws, a resolution of the board of directors or contract except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law.

Our Amended and Restated By-laws provide that each director and officer shall be indemnified by Teradyne, Inc. against liabilities and expenses in connection with any legal proceeding to which such officer or director may become a party by reason of being or having been an officer or director, unless such indemnification is prohibited by the Massachusetts Business Corporation Act, as described above. Reference is made to our Amended and Restated By-laws filed as Exhibit 3.4 to our Quarterly Report on Form 10-Q for the quarter ended July 4, 2004. In addition, we have entered into indemnification agreements with certain of our executive officers.

We maintain directors and officers liability insurance for the benefit of our directors and our officers.

Item 8.	Exhibits.

See Index to Exhibits.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boston, Massachusetts, on the 25th day of May, 2006.

TERADYNE, INC.

By:	/s/ Gregory R. Beecher
Gregory R. Beecher Vice President & Chief Financial Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Teradyne, Inc., hereby severally constitute and appoint Gregory R. Beecher and Michael A. Bradley, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in our capacities as officers and directors to enable Teradyne, Inc., to comply with the provisions of the Securities Act of 1933, as amended, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said Registration Statement and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date

/s/ MICHAEL A. BRADLEY Michael A. Bradley	President, Chief Executive Officer and Director (Principal Executive Officer)	May 25, 2006

/s/ GREGORY R. BEECHER Gregory R. Beecher	Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	May 25, 2006

/s/ AMY R. MCANDREWS Amy R. McAndrews	Controller (Principal Accounting Officer)	May 25, 2006

/s/ JAMES W. BAGLEY James W. Bagley	Director	May 25, 2006

/s/ ALBERT CARNESALE Albert Carnesale	Director	May 25, 2006

/s/ GEORGE W. CHAMILLARD George W. Chamillard	Director	May 25, 2006

/s/ VINCENT M. O’REILLY Vincent M. O’Reilly	Director	May 25, 2006

/s/ PAUL J. TUFANO Paul J. Tufano	Director	May 25, 2006

/s/ ROY A. VALLEE Roy A. Vallee	Director	May 25, 2006

/s/ PATRICIA S. WOLPERT Patricia S. Wolpert	Director	May 25, 2006

EXHIBIT INDEX

Exhibit Number	Description
4.1	Teradyne, Inc. 2006 Equity and Cash Compensation Incentive Plan

4.2	Restated Articles of Organization of Teradyne, Inc., as amended (filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q of Teradyne, Inc. for the quarter ended July 2, 2000)

4.3	Amended and Restated By-laws of Teradyne, Inc. (filed as Exhibit 3.4 to the Quarterly Report on Form 10-Q of Teradyne, Inc. for the quarter ended July 4, 2004)

4.4	Rights Agreement, dated as of November 17, 2000, by and between Teradyne, Inc. and Bank of America (as successor to Fleet National Bank), as rights agent (filed as Exhibit 4.1 to the Current Report on Form 8-K of Teradyne, Inc. filed on November 20, 2000)

5.1	Opinion of Choate, Hall & Stewart LLP

23.1	Consent of Choate, Hall & Stewart LLP (included in Exhibit 5.1)

23.2	Consent of PricewaterhouseCoopers LLP

24.1	Power of Attorney (included on the signature page of this Registration Statement)